As filed with the Securities and Exchange Commission on August 10, 2009.
Registration No. 333-153861

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1 to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANCHOR BANCORP WISCONSIN INC.	ANCHOR CAPITAL FUNDING TRUST I
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(State or Other Jurisdiction of Incorporation or Organization)
39-1726871 (I.R.S. Employer Identification Number)	26-6581168 (I.R.S. Employer Identification Number)
Anchor BanCorp Wisconsin Inc.
25 West Main Street
Madison, Wisconsin 53703
(608) 252-8700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark D. Timmerman, Esq.
Executive Vice President, Secretary and General Counsel
Anchor BanCorp Wisconsin Inc.
25 West Main Street
Madison, Wisconsin 53703
(608) 252-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Geoffrey R. Morgan, Esq.
W. Charles Jackson, Esq.
Michael Best & Friedrich LLP
100 East Wisconsin Avenue, Suite 3300
Milwaukee, Wisconsin 53202
Telephone: (414) 225-2752
Facsimile: (414) 277-0656

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The information in this prospectus is not complete and may be changed. We may not sell the securities under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August   , 2009

PROSPECTUS

$200,000,000

ANCHOR BANCORP WISCONSIN INC.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Purchase Contracts
Warrants
Units
Guarantees

ANCHOR CAPITAL FUNDING TRUST I
Trust Preferred Securities
Fully and Unconditionally Guaranteed by
Anchor BanCorp Wisconsin Inc.

We and/or Anchor Capital Funding Trust I may offer and sell, from time to time, up to $200,000,000 aggregate principal amount of:

•	unsecured debt securities consisting of senior debt securities, subordinated debt securities or junior subordinated debt securities, and other unsecured evidences of indebtedness in one or more series, which may be convertible into or exchangeable for common stock or debt securities;

•	shares of common stock;

•	shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities, including depositary shares representing fractional interests in preferred stock;

•	warrants to purchase debt securities, common stock or preferred stock;

•	trust preferred securities;

•	guarantees; and

•	units consisting of any combination of the above securities.

We will provide the specific terms of these offerings in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock is listed on the Nasdaq Global Market under the symbol “ABCW.”

You should read carefully this prospectus, any prospectus supplement and any related free writing prospectus before you invest.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and under similar headings in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as updated by any subsequent filings with the Securities and Exchange Commission that are incorporated by reference herein.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, discounts or commissions and over allotment options, if any, will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

The date of this prospectus is August          , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using the “shelf” registration process. Under this shelf registration process, we and Anchor Capital Funding Trust I may sell from time to time, in one or more offerings, any combination of the securities described in this prospectus up to a total dollar amount of $200,000,000. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You should read the registration statement and the related exhibits and schedules for more information about us and our securities. The registration statement and the related exhibits and schedules are also available at the SEC’s Public Reference Room or through its website as described under the caption “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or amend information contained in this prospectus. You should read this prospectus and the documents it incorporates by reference, the registration statement of which this prospectus forms a part and the related exhibits and schedules filed with the SEC and any prospectus supplement accompanying this prospectus together with the additional information described under the caption “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information provided in this prospectus and in any prospectus supplement, including any information incorporated by reference. For more details on information incorporated herein by reference, you should review the discussion contained under the caption “Incorporation of Documents by Reference.” We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are only offering the securities in jurisdictions where offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate at any date other than the date indicated on the cover page of these documents.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or buy only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Unless the context otherwise requires or unless the prospectus supplement otherwise indicates, “Anchor BanCorp,” “we,” “us,” “our” and similar terms refer to Anchor BanCorp Wisconsin Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. We have filed with the SEC a registration statement under the Securities Act of 1933, with respect to the securities being offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. This prospectus omits information contained in the registration statement as permitted by the rules and regulations of the SEC. For further information about us and this offering, we refer you to the registration statement and the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

Our SEC filings also are available to you without charge through electronic mail at dringgenberg@anchorbank.com. We also make available free of charge on our internet website at http://www.anchorbank.com our annual reports on Form 10-K and our quarterly reports on Form 10-Q, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. The information contained or referenced on our website is not incorporated by reference into and does not form a part of this prospectus or any accompanying prospectus supplement, but is referenced and maintained as a convenience to investors.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above.

ANCHOR BANCORP WISCONSIN INC.

We are a registered savings and loan holding company, as defined under the Federal Home Owners’ Loan Act, incorporated under the laws of the State of Wisconsin. We offer banking services to the consumer and small business markets through our wholly-owned subsidiary, AnchorBank, fsb, or “AnchorBank.” We are the largest thrift and the third largest depository institution headquartered in the State of Wisconsin with $5.3 billion in assets, $4.1 billion in loans, $3.9 billion in total deposits and $214 million in stockholders’ equity as of March 31, 2009.

Founded in 1919, AnchorBank has operated in Wisconsin for 90 years and now serves nearly 170,000 households and businesses in 62 Wisconsin communities. We maintain a strong presence across the state through a network of 74 full-service facilities and two additional loan origination offices. Through this network, AnchorBank offers businesses and consumers options in checking, savings, and money market accounts, as well as mortgages, home equity and other consumer loans, student loans, lines of credit, secured business loans and commercial real estate loans. AnchorBank also offers annuities, investments and credit life and disability insurance to its customers and other members of the general public via its Anchor Investment Services division. As a member of the Wisconsin ATM Access Network, our customers have surcharge-free access to over 600 ATMs across the state. We are committed to maintaining a leading, relationship-based community bank that serves the consumers and small businesses located in our markets. We believe our products and services promote customer longevity and satisfaction. Our average customer has been with us 9.6 years, 10% above our peer group average.

AnchorBank has its historical roots as a thrift, and as a result, the consumer is an important segment of our business. We have been a leading one-to-four family lender in Wisconsin, and particularly the Madison market service area. We originated $126.6 million in one-to-four family mortgages in fiscal year 2009, $209.9 million in fiscal year 2008, $247.0 million in fiscal year 2007 and $178.5 million in fiscal year 2006. AnchorBank is the fifth largest residential mortgage lender in Wisconsin with a 3.03% market share (as of 2006, the most recent period for which share data is available). At March 31, 2009, one-to-four family mortgages made up 20.5% of AnchorBank’s total loan portfolio.

We believe that a customer’s mortgage is a person’s primary banking relationships and is a key opportunity to cross-sell other banking products. As a result, our mortgage originators also focus on, and have incentive to, encourage our mortgage customers to utilize other bank products such as checking accounts or other deposit products, as well as home equity loans. AnchorBank also retains the servicing on most of the mortgages it originates, which allows it to maintain customer contact and develop a more comprehensive banking relationship. We believe that retaining AnchorBank’s originated loans is important to our customers. In addition to servicing all of the loans on its balance sheet, AnchorBank’s loan servicing portfolio for others included $3.25 billion at March 31, 2009. Our focused cross-selling has resulted in over 67% of our mortgage customers having additional relationships with AnchorBank.

Over the last ten years, we have focused on developing our commercial business. To that end, we have sought to build our commercial lending expertise through hiring experienced commercial lenders and acquiring commercial oriented community banks. At March 31, 2009, commercial and commercial real estate loans made up

30.7% of AnchorBank’s total loan portfolio, making AnchorBank comparable to many commercial banks in this regard.

Throughout our history, we have sought to deliver disciplined and profitable growth through the execution of our strategic plan. Given the challenging credit environment currently facing the industry, we have redirected our immediate strategic emphasis to identifying, managing and working out problem and potentially problematic credits as opposed to significantly growing AnchorBank’s loan portfolio. We intend to continue to closely control balance sheet growth for as long as warranted by economic and industry conditions. Our approach includes the administration of a conservative lending culture and strict underwriting guidelines. We will continue to work diligently with our loan customers currently experiencing repayment issues, utilizing all available resources in an effort to resolve our non-performing assets favorably.

AnchorBank has focused on building a comprehensive bank branch network in the key metropolitan areas of Wisconsin. AnchorBank serves eight out of the ten major Wisconsin metropolitan service areas and ranks in the top five among banks with respect to deposit market share in the Madison and Oshkosh-Neenah metropolitan service areas. Anchor BanCorp is headquartered in Madison, Wisconsin which is Wisconsin’s capital, home to the Wisconsin state government and the University of Wisconsin. As a result, the Madison market enjoys economic stability, a diversified business base and a growing population. Rated the “Nation’s Smartest City” by Bizjournals in 2008, Madison’s highly educated population has contributed to an excellent business environment and a diversified local economy. The Madison market has a median house-hold income of approximately $62,000, significantly higher than the $53,000 national average, based on most recent available census data. AnchorBank ranks second in deposit market share in the Madison metropolitan service area with 21 branch offices and approximately $1.3 billion in deposits.

Our Wisconsin network extends into the Milwaukee market, where we currently operate eight branch offices with approximately $387 million in deposits. Amongst the largest metropolitan areas in the Midwest, the Milwaukee metropolitan service area has been a growing market, with respect to deposits, since 2000. We have built our commercial lending team in the Milwaukee market, which is home to a significant business community. In addition, AnchorBank’s market area includes the suburban communities of south-central Wisconsin, the Fox Valley in east-central Wisconsin, as well as markets in north central Wisconsin and western Wisconsin and the contiguous counties of Minnesota, including Wisconsin’s fastest growing county, St. Croix.

In addition to building a comprehensive distribution network, we are focused on building our core deposit franchise and lowest cost deposit sources. For the fiscal year ending March 31, 2009, our cost of deposits was 2.7% and our non-CD deposits represented 29.2% of total deposits. To improve this funding base further, AnchorBank is committed to providing products and services that satisfy the changing needs of customers and benefit overall profitability. In 2008 and 2009, the growth of core deposits will be the focus of several planned new product introductions and marketing efforts. Fee income also has grown substantially in recent years, up more than 80% in the last five years to over $15 million for the fiscal year ended March 31, 2009, in part, as a result of the development of our non-CD deposit base.

We have two operating segments: Community Banking and Real Estate Investments. The Community Banking segment is the main basis of operation for the Company and includes AnchorBank. At March 31, 2009, the Community Banking segment comprised total assets of $5.2 billion compared to the $25.1 million in total assets of the Real Estate Investments segment. Additionally, the Community Banking segment contributed net loss of $209.9 million for the fiscal year ended March 31, 2009. The Real Estate Investments segment had a net loss of $18.4 million for the fiscal year ended March 31, 2009.

We conduct real estate operations through Investment Directions, Inc, a Wisconsin corporation and wholly owned subsidiary of Anchor BanCorp, or “IDI.” IDI invests in various real estate subsidiaries and partnerships and conducts real estate development and sales throughout California, Texas and Minnesota. As a result of weakening conditions in the real estate market and reduced sales of its properties, we have incurred losses from IDI’s operation of its real estate subsidiaries in recent years, which are expected to continue unless the real estate market improves. Losses from IDI’s real estate operations increased by $12.7 million to $13.8 million for the three months ended March 31, 2009 from $1.1 million for the three months ended March 31, 2008. IDI had losses of $18.4 million for the fiscal year March 31, 2009 compared to losses of $2.3 million for the fiscal year ended March 31, 2008. We have no current plans to engage in additional real estate investment activities through IDI and are exploring opportunities to sell or otherwise divest IDI’s current investments on commercially reasonable terms as soon as practicable.

Our common stock is traded on the Nasdaq Global Market under the ticker symbol “ABCW”. Our principal executive office is located at 25 West Main Street, Madison, Wisconsin, 53703 telephone number: (608) 252-8700. We maintain a website at www.anchorbank.com where certain additional information about us may be found. We undertake no obligation to update the information found on our website. The information contained or referenced on our website is not incorporated by reference into and does not form a part of this prospectus or any accompanying prospectus supplement, but is referenced and maintained as a convenience to investors.

ANCHOR CAPITAL FUNDING TRUST I

We have created a statutory trust under Delaware law, Anchor Capital Funding Trust I, under a trust agreement established for the trust. A trust is a fiduciary relationship where one person known as the trustee, holds property for the benefit of another person, in this case, the purchasers of the securities. The trust exists solely to:

•	issue and sell trust preferred securities and common securities;

•	use the gross proceeds from the sale of the trust preferred securities and common securities to purchase corresponding series of our junior subordinated debt securities;

•	maintain its status as a grantor trust for federal income tax purposes; and

•	engage in other activities that are necessary or incidental to these purposes.

For the securities being sold, the trustee and we will enter into amended and restated trust agreement that will be essentially in the form filed as an exhibit to the registration statement, which will state the terms and conditions for the trust to issue and sell the specific trust preferred securities and common securities.

We will purchase all of the common securities of the trust. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. If we default on the corresponding junior subordinated debt securities, then distributions on the common securities will be subordinate to the trust preferred securities in priority of payment.

For the trust, as the direct or indirect holder of the common securities, we will appoint five trustees. One of the trustees will be a U.S. banking institution serving as the property trustee and one will be a U.S. banking institution which will serve as the Delaware trustee. The other three trustees will serve as administrative trustees (who are employees or officers of or affiliated with Anchor BanCorp) to conduct the trust’s business and affairs. As holder of the common securities we (except in some circumstances) to will have the power to:

•	appoint the trustees;

•	replace or remove the trustees; and

•	increase or decrease the number of trustees.

This means that if you are dissatisfied with a trustee you will not be able to remove the trustee without our assistance. Similarly, if we are dissatisfied with a trustee we can remove the trustee even if you are satisfied with the trustee.

The property trustee will act as sole trustee under the trust agreement for purposes of compliance with the Trust Indenture Act and as trustee under the guarantees and junior subordinated debentures. See “Description of the Guarantees” and “Description of Debt Securities.”

The trust preferred securities will be fully and unconditionally guaranteed by us as described under “Description of the Guarantee.”

The principal executive office of the trust is c/o Anchor BanCorp Wisconsin Inc., 25 West Main Street, Madison, Wisconsin, 53703.

RISK FACTORS

Investing in our securities involves risks.  Before buying any of our securities, you should carefully consider the risks and other information we include under the caption “Risk Factors” in this prospectus, any applicable prospectus supplement and any related free writing prospectus, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other documents that we file with the SEC and that are incorporated by reference in this prospectus. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and the documents incorporated by reference herein and any prospectus supplement hereto may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act. Statements in this prospectus, and the documents incorporated by reference herein and any prospectus supplement hereto, that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and Section 27A of the Securities Act. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this prospectus, including the exhibits hereto as well as in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and our other periodic reports filed with the SEC. Factors that could affect actual results include but are not limited to:

•	general market rates;

•	changes in market interest rates and the shape of the yield curve;

•	general economic conditions;

•	real estate markets;

•	legislative and regulatory changes;

•	monetary and fiscal policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in the quality or composition of AnchorBank’s loan and investment portfolios;

•	demand for loan products;

•	level of loan and mortgage-backed securities repayments;

•	deposit flows;

•	competition;

•	demand for financial services in our markets; and

•	changes in accounting principles, policies or guidelines.

In addition, acquisitions may result in large one-time charges to income, may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated and may result in unforeseen integration difficulties. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus or in any free-writing prospectus we may authorize to be provided to you, we intend to add the net proceeds from the sale of the securities to our general funds to be used for general corporate purposes. We use general funds to, among other things, invest in our subsidiaries, increase our working capital, make capital expenditures, repay our aggregate outstanding debt, refinance existing debt, make acquisitions and take advantage of other business opportunities. We will describe in greater detail the use of the net proceeds in the prospectus supplement for any specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges for the periods indicated:

			Fiscal Year Ended March 31,
	2009		2008		2007		2006		2005		2004

Ratio of earnings to fixed charges
Including interest on deposits	(5.4	)x	2.1	x	2.8	x	3.6	x	4.3	x	4.1	x
Excluding interest on deposits	(3.0	)x	4.9	x	6.0	x	6.3	x	6.1	x	6.2	x

We have computed the ratio of earnings to fixed charges set forth above by dividing earnings by fixed charges. For the purpose of determining the ratios, earnings include pre-tax income from continuing operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of rent expense estimated to be representative of the interest factor.

REGULATION AND SUPERVISION

The business of Anchor BanCorp and the AnchorBank is subject to extensive regulation and supervision under federal banking laws and other federal and state laws and regulations. In general, these laws and regulations are intended for the protection of depositors, the deposit insurance funds administered by the Federal Deposit Insurance Corporation, or “FDIC”, and the banking system as a whole, and not for the protection of shareholders or creditors of insured institutions.

Anchor BanCorp

As a savings and loan holding company under the Home Owners’ Loan Act, we are subject to the regulation, examination, supervision and reporting requirements of the Office of Thrift Supervision, or the “OTS.” We must file quarterly and annual reports with the OTS that describe our financial condition.

There are generally no restrictions on the activities of a savings and loan holding company which controlled only one subsidiary savings association on or before May 4, 1999 (a “grandfathered holding company”). However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, the Director may impose such restrictions as it deems necessary to address such risk, including limiting (i) payment of dividends by the savings association; (ii) transactions between the savings association and its affiliates; and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the qualified thrift lender, or “QTL” test, then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings association requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. Regulation as a bank holding company could be adverse to the Company’s operations and impose additional and possibly more burdensome regulatory requirements on the Company. See “Regulations and Supervision — The Bank — Qualified Thrift Lender Test” on page 20 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009. Other limitations may apply depending on the size of the proposed dividend and the condition of AnchorBank. See “Regulations and Supervision — The Bank — Restrictions on Capital Distributions” on page 20 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

The holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. As a legal entity separate and distinct from its subsidiaries, we depend on the payment of dividends from our subsidiaries for our cash flow.

AnchorBank

AnchorBank is a federal savings bank organized under the laws of the United States and subject to regulation and examination by the OTS. The OTS regulates all areas of AnchorBank’s banking operations, including investments, reserves, lending, mergers, payment of dividends, interest rates, transactions with affiliates (including Anchor BanCorp), establishment of branches and other aspects of AnchorBank’s operations. AnchorBank is subject to regular examinations by the OTS and is assessed amounts to cover the costs of such examinations. In addition, because AnchorBank’s deposits are insured to the maximum extent permitted by law by the FDIC, AnchorBank is regulated by the FDIC.

Current federal law prohibits, except under certain circumstances and with prior regulatory approval, an insured depository institution from paying dividends or making any other capital distribution if, after making the payment or distribution, the institution would be considered “undercapitalized,” as that term is defined in applicable regulations. Wisconsin banking regulations restrict the amount of dividends that the subsidiary bank can pay to us, and may require prior approval before declaration and payment of any excess dividend.

General

For a more detailed discussion of the material elements of the regulatory framework applicable to financial holding companies, savings and loan holding companies and their subsidiaries and specific information relevant to us, please refer to “Regulation and Supervision” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and any subsequent reports that we file with the SEC, which are incorporated by reference in this prospectus. As a result of this regulatory framework, our earnings are affected by actions of the federal and state bank regulatory agencies that regulate us and AnchorBank.

Changes to the laws and regulations applicable to us or our subsidiaries can affect the operating environment of savings and loan holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries’ financial condition or results of operations.

Troubled Asset Relief Program

Pursuant to the U.S. Treasury Capital Purchase Program authorized by Troubled Asset Relief Program (“TARP”) provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), on January 30, 2009, the Company entered into a Letter Agreement (“Letter Agreement”) and related Securities Purchase Agreement — Standard Terms with the United States Department of the Treasury (“U.S. Treasury”), pursuant to which the Company issued and sold (i) 110,000 shares of the Company’s Series B Preferred Stock and (ii) a Warrant to purchase 7,399,103 shares of the Company’s common stock for an aggregate purchase price of $110,000,000 in cash.

The Series B Preferred Stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to antidilution adjustments, equal to $2.23 per share of the common stock.

The Company has agreed that, until such time as the U.S. Treasury ceases to own any Securities of the Company acquired pursuant to the Letter Agreement, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the EESA as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the Series B Preferred Stock and the Warrant, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

The American Recover and Reinvestment Act of 2009 (“ARRA”) become effective February 17, 2009. ARRA amends Section 111 of EESA to delete old Section 111 in its entirety and to add new Section 111 executive compensation requirements for Capital Purchase Program participants. ARRA also includes provisions directing the Secretary of the U.S. Treasury and the SEC to impose additional limits on compensation of executives of companies that participate in the Capital Purchase Program as long as the U.S. Treasury owns preferred stock of such companies under the Capital Purchase Program.

OTS Order to Cease and Desist

On June 26, 3009, the Corporation and the Bank each consented to the issuance of an Order to Cease and Desist by the Office of Thrift Supervision (OTS). The orders require the Corporation and the Bank to notify OTS of certain events and obtain OTS permission to engage in certain activities. Further, the orders require certain internal actions such as establishing a cash flow plan and achieving and maintaining certain capital ratios. The description of each of the orders and the corresponding Stipulation and Consent to Issuance of Order to Cease and Desist set forth in this section is qualified in its entirety by reference to the orders and stipulations, copies of which are attached as Exhibits to the March 31, 2009 Annual Report on Form 10-K.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our capital structure consists of 100,000,000 authorized shares of common stock, $0.10 par value per share, and 5,000,000 authorized shares of preferred stock, $0.10 par value per share. As of March 31, 2009, 21,569,785 shares of our common stock were issued and outstanding, and 110,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B were issued and outstanding.

Our common stock is traded on the Nasdaq Global Market under the symbol “ABCW.” All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, fully paid and nonassessable.

Description of Common Stock

General

The following is a summary of the rights of our common stock and certain provisions of our articles of incorporation, as amended and amended bylaws. This description is only a summary. For more detailed information, you should refer to our articles of incorporation, as amended and amended bylaws, and to the applicable provisions of Wisconsin law. Copies of our articles of incorporation, as amended, and amended bylaws are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

Our outstanding shares of common stock are, and the shares that may be offered by us pursuant to this prospectus will be, when issued and paid for, fully paid and nonassessable. Under the Wisconsin Business

Corporation Law, however, shareholders of a Wisconsin corporation are personally liable for claims of employees for services prior to June 14, 2006, not to exceed six months services in any one case.

Dividends

The holders of common stock will be entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor. We may pay dividends if, as and when declared by our board of directors. The payment of dividends by us is subject to limitations imposed by the Wisconsin General Corporations Law, the Federal Reserve Board and the Office of Thrift Supervision. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

Each share of our common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Holders of our common stock, together with holders of any other class or series of capital stock with voting rights, elect our board of directors and act on such other matters as are required to be presented to them under Wisconsin law or our articles of incorporation, as amended or as otherwise presented to them by the board of directors. Our shareholders are not entitled to cumulate their votes for the election of directors.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of Anchor BanCorp, the holders of shares of common stock will be entitled to receive, after payment of all debts and liabilities and after satisfaction of all liquidation preferences applicable to the preferred stock, all remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution, or winding up of our subsidiary AnchorBank, fsb, we, as the holder of all shares of our subsidiary’s common stock, would be entitled to receive, after payment of all debts and liabilities of the subsidiary (including all deposits and accrued interest thereon), all remaining assets of the subsidiary available for distribution in cash or in kind.

No Preemptive Rights; Redemption and Assessment

Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Description of Preferred Stock

We may offer shares of preferred stock, par value $0.10 per share, or “preferred stock,” from time to time in one or more series. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the articles of amendment to our articles of incorporation, as amended relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.

General

Under our articles of incorporation, as amended, our board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 5,000,000 shares of preferred stock, par value $0.10 per share, in one or more series. As of the date of this prospectus, 110,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B are issued or outstanding.

Our board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock.

In addition, as described under “Description of Depositary Shares,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to such depositary shares.

The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series, including, as applicable:

•	the title, designation, number of shares and stated or liquidation value of the preferred stock;

•	the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

•	any conversion or exchange rights;

•	any redemption rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights;

•	the exchange or market, if any, where the preferred stock will be listed or traded;

•	the transfer agent; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation, as amended.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The rights of holders of our preferred stock may be adversely affected in the future by the rights of holders of any new shares of preferred stock that may be issued by us in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purposes, including issuance in connection with a shareholders’ right plan or with terms that may discourage a change in control of us. The ability of our board of directors to designate series and issue shares of preferred stock without further shareholder approval may discourage or make more difficult attempts by others to acquire control of us. See “Anti-Takeover Effects of Certain Articles of Incorporation Provisions.”

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement.

Description of Depositary Shares

We may offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to any particular series of depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

Each depositary share offered will represent a fractional interest in serial preferred stock and would be represented by a depositary receipt. The serial preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States, which we refer to in this prospectus as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of a share of serial preferred stock represented by the depositary share, including any dividend, voting, redemption, conversion, and liquidation rights. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in the serial preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities, subordinated debt securities or junior subordinated debt securities. The specific terms of a series of debt securities will be described in the applicable prospectus supplement relating to that series of debt securities. The following description of the debt securities and any description of debt securities in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the applicable indenture, a copy of which we will file with the SEC in connection with the issuance of any series of debt securities.

Because we are a holding company, our right, and accordingly, the right of our creditors and shareholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the classification as senior debt securities, subordinated debt securities or junior subordinated debt securities and the specific designation;

•	the aggregate principal amount, purchase price and denomination;

•	the priority of payments on the securities;

•	currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	date of maturity;

•	the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•	the terms on which holders of the debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	the depository for global certificated securities, if any;

•	with respect to junior subordinated debt securities, information regarding the trustee; and

•	any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.

If any of the securities are to be held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Subordination Provisions

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture. The indenture for any subordinated debt securities will define the applicable “senior indebtedness.” Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The applicable prospectus supplement will describe the circumstances under which we may withhold payment of principal of, or any premium or interest on, any subordinated debt securities. In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

Covenants

The applicable prospectus supplement will contain, where applicable, the following information about any senior debt securities issued under it:

•	the terms and conditions of any restrictions on our ability to create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance; and

•	the terms and conditions of any restrictions on our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person.

Events of Default

The indenture for any senior debt securities will provide holders of the securities with the terms of remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. The indenture may provide for the issuance of debt securities in one or more series and whether an event of default has occurred may be determined on a series by series basis. The events of default will be defined under the indenture and described in the prospectus supplement.

The prospectus supplement will contain:

•	the terms and conditions, if any, by which the securities holders may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

•	the terms and conditions, if any, under which all of the principal of all debt securities and interest accrued thereon shall be immediately due and payable.

The prospectus supplement will also contain a description of the method by which the holders of the outstanding debt securities may annul past declarations of acceleration of, or waive past defaults of, the debt securities.

The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any trust or power at the request of holders. The prospectus supplement will contain a description of the method by which the holders of outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.

The indenture will provide that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest. The prospectus supplement will contain a description of the circumstances under which a holder may exercise this right.

The indenture will contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge

The prospectus supplement will contain a description of our ability to eliminate most or all of our obligations on any series of debt securities prior to maturity provided we comply with the provisions described in the prospectus supplement.

We will also have the ability to discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as “defeasance.” We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants limiting liens and consolidations, mergers, and asset sales, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called “covenant defeasance.” The conditions we must satisfy to exercise covenant defeasance with respect to a series of debt securities will be described in the applicable prospectus supplement.

Modification of the Indenture

The prospectus supplement will contain a description of our ability and the terms and conditions under which, with the applicable trustee, we may enter into supplemental indentures which make certain changes that do not adversely affect in any material respect the interests of the holders of any series without the consent of the holders of debt securities issued under a particular indenture.

The prospectus supplement will contain a description of the method by which we and the applicable trustee, with the consent of the holders of outstanding debt securities, may add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable indenture or modify in any manner the rights of the holders of those debt securities. The prospectus supplement will also describe the circumstances under which we may not exercise this right without the consent of each holder that would be affected by such change.

We may not amend a supplemental indenture relating to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each potentially adversely affected holder of subordinated and senior indebtedness then outstanding.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts from time to time. The specific terms of any purchase contracts will be described in the applicable prospectus supplement relating to the purchase contracts offered. The following description of the purchase contracts and any purchase contract in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the applicable purchase agreement relating to the purchase contracts offered, a copy of which we will file with the SEC in connection with the issuance of any purchase contracts.

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. The following description of the warrants and any warrants in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the applicable warrant and warrant purchase agreement relating to the warrant offered, a copy of which we will file with the SEC in connection with the offer of any warrants.

Warrants may be issued by us independently or together with any other securities and may be attached or separate from such securities. We may issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. If we designate a warrant agent, such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	if applicable, the currency or currencies investors may use to pay for the warrants;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, to be delivered to warrant holders upon exercise of the warrants;

•	if applicable, the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities or other rights purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units, any unit agreement governing the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit purchase agreement relating to such units.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The Trust may issue trust preferred securities from time to time. The specific terms of any trust preferred securities will be described in one or more prospectus supplements relating to those securities and other offering materials we may provide. Trust preferred securities will be issued pursuant to the terms of an amended and restated trust agreement between us, as sponsor of the trust, one or more independent banks qualified under the Trust Indenture Act of 1939 as trustees, and the individuals we appoint as administrators of the trust. You should read the following description together with the amended declaration to help you understand the terms of the trust preferred securities. A copy of the amended declaration will be filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The terms of the trust preferred securities issued by the Trust will mirror the terms of the junior subordinated debt securities purchased by the Trust, which will be described in the applicable prospectus supplement. The prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms may include some or all of the following:

•	the name of the trust preferred securities;

•	the dollar amount and number of trust preferred securities issued;

•	the annual distribution rate(s) (or method of determining this rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

•	the date from which distributions shall be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the trust preferred securities shall be purchased or redeemed, in whole or in part;

•	the terms and conditions of any right to convert or exchange the trust preferred securities into or for common or preferred stock or other securities of ours, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

•	the terms and conditions, if any, under which the junior subordinated debt securities are distributed to you by the trust;

•	any securities exchange on which the trust preferred securities are listed;

•	whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

We will guarantee all trust preferred securities to the extent set forth below under “Description of Guarantee.” Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

Common Securities

In connection with the issuance of trust preferred securities by the Trust, the Trust will issue one series of common securities, which will have the terms set forth in the amended declaration. Except for voting rights, the terms of the common securities issued by the Trust will be identical to the terms of the trust preferred securities issued by such Trust, and the common securities will rank equally, and payments will be made on the common securities on a ratable basis, with the trust preferred securities. If an event of default under the amended declaration exists, which we refer to as an “event of default,” the rights of the holders of the common securities to receive distributions and payments upon liquidation, redemption and otherwise will rank junior to the rights of the holders of the trust preferred securities. Except in limited circumstances, the common securities will also have the right to vote to appoint, remove or replace any of the trustees of a Trust. We will own all of the common securities of the Trust.

DESCRIPTION OF GUARANTEES

Except as may be described in one or more prospectus supplements relating to those securities and other offering materials we may provide, we will execute a guarantee, for the benefit of holders of the trust preferred securities at the same time that the trust issues the trust preferred securities. The specific terms of the guarantee will be described in one or more prospectus supplements relating to those securities and other offering materials we may provide.

An unaffiliated bank will act as the guarantee trustee for the benefit of holders of the trust preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act.

We will irrevocably guarantee payment in full of amounts due under the trust preferred securities on a junior subordinated basis and to the extent the issuer trust has funds available for payment of those amounts. We refer to this obligation as the “guarantee.” However, the guarantee does not cover payments if the capital trust does not have sufficient funds to make the distribution payments, including, for example, if we have failed to pay to the issuer amounts due under the junior subordinated debt securities.

Each guarantee will be an irrevocable guarantee on a subordinated basis of the Trust’s obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make the payments, and is not a guarantee of collection.

Status of Guarantees

The guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our senior debt to the same extent as each of the related junior subordinated debt securities. The guarantee will constitute a guarantee of payment and not of collection (in other words you may sue us, or seek other remedies, to enforce your rights under the guarantee without first suing any other person or entity). The guarantee will be held for your benefit and will not be discharged except by payment of the payments in full to the extent not previously paid by the trust or upon distribution to you of the corresponding series of junior subordinated debt securities. The guarantee does not place a limitation on the amount of additional indebtedness that we may incur. We expect to incur from time to time additional indebtedness, including indebtedness constituting senior debt.

Termination of Guarantees

The guarantee will terminate once the related trust preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated debt securities to you. Each guarantee will continue to be effective or will be reinstated if at any time you are required to restore payment of any sums paid under the trust preferred securities or the guarantee.

PLAN OF DISTRIBUTION

We and the Trust may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	through agents; or

•	directly to purchasers or to a single purchaser.

Each time that we or the Trust use this prospectus to sell securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

•	any public offering price and any discounts or concessions allowed or reallowed or paid to dealers which may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We and the Trust may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. In general, any agent will be acting on a best efforts basis for the period of its appointment.

We and the Trust may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities and certain other matters may be passed upon for us by Michael Best & Friedrich LLP, Milwaukee, Wisconsin, and in connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this registration statement by reference from Anchor BanCorp’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the following documents and other information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	our Current Reports on Form 8-K filed on April 6, 2009, June 2, 2009, June 24, 2009, July 2, 2009 and July 30, 2009;

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2009;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 from our Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on July 28, 2009; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on March 30, 1992.

This information is available to you without charge upon request from the SEC at its website, www.sec.gov or from us by contacting Investor Relations in writing at Anchor BanCorp Wisconsin Inc., P.O. Box 7933, Madison, Wisconsin 53707-7933, by telephone at (608) 252-1810, or by electronic mail at dringgenberg@anchorbank.com. If so requested, we will provide a copy of the incorporated filings by first class mail or equally prompt means upon receipt of your request.

$200,000,000

ANCHOR BANCORP WISCONSIN INC.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Purchase Contracts
Warrants
Units
Guarantees

ANCHOR CAPITAL FUNDING TRUST I

Trust Preferred Securities
Fully and Unconditionally Guaranteed by
Anchor BanCorp Wisconsin Inc.

Part II

Information Not Required In Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by Anchor BanCorp. All amounts are estimates, other than the SEC registration fee:

SEC Registration Fee	$7,860
Printing and Engraving Expenses	5,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	9,000
Miscellaneous	$140

Total	$72,000

Item 15.	Indemnification of Directors and Officers

Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our employees to the fullest extent permitted by the Wisconsin Business Corporation Law.

Section 180.0851 of the Wisconsin Business Corporation Law requires us to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Registrant unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit or (iv) willful misconduct.

Section 180.0858 of the Wisconsin Business Corporation Law provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or bylaws of the Registrant, a written agreement between the director or officer and the Registrant or a resolution of the Board of Directors or the shareholders.

Unless otherwise provided in the Registrant’s articles of incorporation or bylaws, or by written agreement between the director or officer and the Registrant, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the Wisconsin Business Corporation Law:

(i) by majority vote of a disinterested quorum of our board of directors,

(ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee,

(iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors),

(iv) by the vote of the shareholders,

(v) by a court; or

(vi) by any other method permitted in Section 180.0858 of the Wisconsin Business Corporation Law.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Registrant, pursuant to Section 180.0853 of the Wisconsin Business Corporation Law, at such time as the director or officer furnishes to the corporation written affirmation of his good faith that he has not breached or failed to perform his duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by the Registrant is not required.

Section 180.0859 of the Wisconsin Business Corporation Law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the Wisconsin Business Corporation Law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Under Section 180.0828 of the Wisconsin Business Corporation Law, a director of the Registrant is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director’s conduct constituted conduct described in the first paragraph of this item.

We maintain directors’ and officers’ liability insurance that will insure against certain liabilities, including liabilities under the Securities Act, subject to applicable restrictions.

Item 16.	Exhibits

Exhibit
Number		Description

1	.1*	Form of underwriting or purchase agreement for equity securities of Anchor BanCorp Wisconsin Inc.
1	.2*	Form of underwriting or purchase agreement for debt securities of Anchor BanCorp Wisconsin Inc.
4	.1**	Articles of Incorporation of Anchor BanCorp Wisconsin Inc., as amended (incorporated by reference to Exhibit 3.1 from Registrant’s Form 10-K for the fiscal year ended March 31, 2001)
4	.2**	Amended Bylaws of Anchor BanCorp Wisconsin Inc. (incorporated by reference to Exhibit 4 from Registrant’s Form S-1, Registration Statement filed on March 19, 1992, as amended, Registration No. 33-46536 )
4	.3*	Specimen Stock Certificate (incorporated by reference to Exhibit 4 from Registrant’s Form S-1, Registration Statement filed on March 19, 1992, as amended, Registration No. 33-46536 )
4	.4*	Form of Articles of Amendment Establishing a Series of Preferred Stock
4	.5*	Form of Debt Securities Indenture to be used in connection with the issuance of Senior Debt Securities and Subordinated Debt Securities
4	.6*	Form of Senior Note
4	.7*	Form of Subordinated Note
4	.8*	Form of Junior Subordinated Debt Securities Indenture
4	.9*	Form of Junior Subordinated Note
4	.10*	Form of Purchase Agreement
4	.11*	Form of Warrant
4	.12**	Certificate of Trust of Anchor Capital Funding Trust I
4	.13**	Trust Agreement of Anchor Capital Funding Trust I
4	.14*	Form of Amended and Restated Trust Agreement
4	.15*	Form of Trust Preferred Security
4	.16*	Form of Guarantee Agreement
5	.1**	Opinion of Michael Best & Friedrich LLP
12.1		Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Independent Registered Public Accounting Firm, McGladrey & Pullen, LLP
23	.2**	Consent to Michael Best & Friedrich LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included on the Signature Page of this Registration Statement)

*	To be filed by amendment with a prospectus supplement or incorporated by reference from a Current Report on Form 8-K.

**	Previously filed.

Item 17.	Undertakings

The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant hereby undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on the 7th day of August 2009.

ANCHOR BANCORP WISCONSIN INC.

By:	/s/ Chris Bauer
Chris Bauer
President and Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Chris Bauer Chris Bauer	Director, President and Chief Executive Officer (principal executive officer)	August 7, 2009

/s/ Dale C. Ringgenberg Dale C. Ringgenberg	Treasurer and Chief Financial Officer (principal financial and accounting officer)	August 7, 2009

* David L. Omachinski	Chairman of the Board	August 7, 2009

* Donald D. Kropidlowski	Director	August 7, 2009

* Richard A. Bergstrom	Director	August 7, 2009

* James D. Smessaert	Director	August 7, 2009

* Donald D. Parker	Director	August 7, 2009

* Douglas J. Timmerman	Director	August 7, 2009

* Greg M. Larson	Director	August 7, 2009

* Pat Richter	Director	August 7, 2009

Signature	Title	Date

* Holly Cremer Berkenstadt	Director	August 7, 2009

*By:	/s/ Dale C. Ringgenberg Dale C. Ringgenberg Attorney-in-Fact

Pursuant to the requirements of the Securities Act, Anchor Capital Funding Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on the 7th day of August 2009.

ANCHOR CAPITAL FUNDING TRUST I

By:	Anchor BanCorp Wisconsin Inc., as depositor

By:	/s/ Chris Bauer
President and Chief Executive Officer

Index to Exhibits

Exhibit
Number		Description

1	.1*	Form of underwriting or purchase agreement for equity securities of Anchor BanCorp Wisconsin Inc.
1	.2*	Form of underwriting or purchase agreement for debt securities of Anchor BanCorp Wisconsin Inc.
4	.1**	Articles of Incorporation of Anchor BanCorp Wisconsin Inc., as amended (incorporated by reference to Exhibit 3.1 from Registrant’s Form 10-K for the fiscal year ended March 31, 2001)
4	.2**	Amended Bylaws of Anchor BanCorp Wisconsin Inc. (incorporated by reference to Exhibit 4 from Registrant’s Form S-1, Registration Statement filed on March 19, 1992, as amended, Registration No. 33-46536 )
4	.3*	Specimen Stock Certificate (incorporated by reference to Exhibit 4 from Registrant’s Form S-1, Registration Statement filed on March 19, 1992, as amended, Registration No. 33-46536 )
4	.4*	Form of Articles of Amendment Establishing a Series of Preferred Stock
4	.5*	Form of Debt Securities Indenture to be used in connection with the issuance of Senior Debt Securities and Subordinated Debt Securities
4	.6*	Form of Senior Note
4	.7*	Form of Subordinated Note
4	.8*	Form of Junior Subordinated Debt Securities Indenture
4	.9*	Form of Junior Subordinated Note
4	.10*	Form of Purchase Agreement
4	.11*	Form of Warrant
4	.12**	Certificate of Trust of Anchor Capital Funding Trust I
4	.13**	Trust Agreement of Anchor Capital Funding Trust I
4	.14*	Form of Amended and Restated Trust Agreement
4	.15*	Form of Trust Preferred Security
4	.16*	Form of Guarantee Agreement
5	.1**	Opinion of Michael Best & Friedrich LLP
12.1		Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Independent Registered Public Accounting Firm, McGladrey & Pullen, LLP
23	.2**	Consent to Michael Best & Friedrich LLP (included in Exhibit 5.1)
24.1		Powers of Attorney (included on the Signature Page of this Registration Statement)

*	To be filed by amendment with a prospectus supplement or incorporated by reference from a Current Report on Form 8-K.

**	Previously filed.